Exhibit 99.1

news release

Enbridge Energy Partners Prices 8 Million Class A Common Unit Offering

HOUSTON, September 22, 2011—Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today that it has priced an underwritten public offering of 8 million of its Class A Common Units at a price to the public of $28.20 per unit. The offering is expected to close on September 27, 2011.

Enbridge Partners also granted the underwriters a 30-day option to purchase up to an additional 1.2 Million Class A Common Units to cover any over-allotments.

The Partnership expects net proceeds from the offering will be approximately $218 million. The Partnership expects to use the net proceeds from this offering, including the proceeds from any exercise of the overallotment option, to fund a portion of its capital expansion projects, for general corporate purposes or any combination of such purposes.

Morgan Stanley, BofA Merrill Lynch, Citigroup, J.P. Morgan, UBS Investment Bank, and Wells Fargo Securities are joint book-running managers for the offering. This offering is made pursuant to an effective shelf registration statement and prospectus filed by the Partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Class A Common Units described herein, nor shall there be any sale of these Class A Common Units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Morgan Stanley	BofA Merrill Lynch	Citigroup
Attn: Prospectus Dept.	Attn: Prospectus Dept.	Attn: Prospectus Dept.

180 Varick Street, 2nd Floor	4 World Financial Center	Brooklyn Army Terminal
New York, NY 10014	New York, NY 10080	140 58th Street, 8th Floor
Tel: (866) 718-1649	Email: dg.prospectus_requests@baml.com	Brooklyn, NY 11220
Email: prospectus@morganstanley.com		Tel: (800) 831- 9146
Email:batprospectusdept@citi.com

J.P. Morgan	UBS Investment Bank	Wells Fargo Securities
Attn: Broadridge Financial Solutions	Attn: Prospectus Dept.	Attn: Equity Syndicate Dept.

1155 Long Island Avenue	229 Park Avenue	375 Park Avenue
Edgewood, NY 11717	New York, NY 10171	New York, NY 10152
Tel: (866) 803- 9204	Tel: (888) 827-7275	Tel: (800) 326-5897
Email: cmclientsupport@wellsfargo.com

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) is the general partner and holds an approximate 24.5 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

Investor Relations Contact: Douglas Montgomery Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com	Media Contact: Terri Larson Telephone: (713) 353-6317 E-mail: usmedia@enbridge.com

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